Exhibit 23.2

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated June 8, 2005, with respect to the financial statements of IGENEON Krebs-Immuntherapie Forschungs- und Entwicklungs- AG included in the Registration Statement (Form S-1 No. 333-00000) and related Prospectus of Aphton Corporation for the registration of 21,500,000 shares of its common stock.

/s/ Ernst & Young LLP

Vienna, Austria

September 9, 2005